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FIRST CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES                  Exhibit 11

COMPUTATION OF PER COMMON SHARE EARNINGS

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
                                                                    SIX MONTHS ENDED JUNE 30,
                                                             1996             1995             1994
                                                             ----             ----             ----
PRIMARY

 Net income applicable to common shares                  $  1,016,698     $   3,289,676    $   2,872,308
                                                        ===============  ===============  ===============
 Weighted average number of primary common shares:
  Outstanding                                               5,988,327         5,966,425        5,743,483
  Issuable upon assumed exercise of dilutive warrants          30,808            52,909           39,828
                                                        ---------------  ---------------  ---------------
     TOTAL                                                  6,019,135         6,019,334        5,783,311
                                                        ===============  ===============  ===============

Primary earnings per common share                           $0.169           $0.547           $0.497
                                                            ======           ======           ======
FULLY DILUTED

 Net income applicable to common shares                  $  1,016,698     $   3,289,676    $   2,872,308
 Add interest and amortization of debentures
  (net of tax)                                                183,051           194,436          216,068
                                                        ---------------  ---------------  ---------------
     TOTAL                                               $  1,199,749     $   3,484,112    $   3,088,376
                                                        ===============  ===============  ===============

 Weighted average number of primary common shares:

  Outstanding                                               5,988,327         5,966,425        5,743,483
  Increase to assumed exercise of stock options and
   conversion of convertible debt to reflect maximum
   dilution effect                                            778,197           955,728          999,062
                                                        ---------------  ---------------  ---------------

     TOTAL                                                  6,766,524         6,922,153        6,742,545
                                                        ===============  ===============  ===============

 Fully diluted earnings per common share                    $0.169           $0.503           $0.458
                                                            ======           ======           ======
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